UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2021
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2655 Seely Avenue, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CDNS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, on July 26, 2021, Cadence Design Systems, Inc. (the “Company”) filed a current report on Form 8-K (the “Original Filing”) to report that the Board of Directors (the “Board”) appointed Anirudh Devgan, Ph.D., as President and Chief Executive Officer of the Company, effective December 15, 2021 (the “Transition Effective Date”), succeeding Lip-Bu Tan, who assumed the position of Executive Chairman of the Company as of the Transition Effective Date and who will continue to serve as director.
This Form 8-K/A is being filed to update the disclosure under Item 5.02 of the Original Filing to add information regarding compensation arrangements that were not determined or available at the time of the Original Filing.
Anirudh Devgan Employment Agreement
On December 15, 2021, the Company entered into an amended and restated employment agreement with Mr. Devgan describing the terms of his employment (the “Devgan Employment Agreement”). The payments and benefits to which Mr. Devgan is entitled under the Devgan Employment Agreement include: (i) an annual base salary of $725,000; (ii) participation in the Company’s Senior Executive Bonus Plan or its successor, with an annual target bonus opportunity of 125% of annual base salary; and (iii) a promotion stock option award with a grant date fair value equal to $15,000,000, which will vest on the fifteenth day of each month commencing January 15, 2022 until fully vested on December 15, 2025, subject to Mr. Devgan’s continued employment through each applicable vesting date.
Pursuant to the terms of the Devgan Employment Agreement, if Mr. Devgan’s employment is terminated by the Company without “Cause” or if Mr. Devgan terminates his employment in connection with a “Constructive Termination” (each as defined in the Devgan Employment Agreement), Mr. Devgan will be entitled to the benefits set forth in the form of Executive Transition and Release Agreement attached to the Devgan Employment Agreement (the “Transition Agreement”) in exchange for his execution and delivery of the Transition Agreement.
The Transition Agreement provides for the employment of Mr. Devgan as a non-executive employee for up to one year after his termination, with continued coverage under the Company’s medical, dental and vision insurance plans, at the Company’s expense, should Mr. Devgan elect COBRA coverage. In addition, the outstanding and unvested equity compensation awards (other than any incentive stock awards subject to performance-based vesting criteria) held by Mr. Devgan on the date of his transition to a non-executive position that would have vested over the succeeding 18-month period will immediately vest and, to the extent applicable, become exercisable. Outstanding and unvested equity compensation awards subject to performance-based vesting criteria, other than long-term performance (“LTP”) awards, will remain outstanding and continue to vest through the end of the applicable performance period, provided such performance period ends within 18 months following the date of transition and to the extent earned upon satisfaction of the performance-based vesting criteria prescribed for such awards. Upon the end of such performance period, such awards will immediately vest with respect to the portion thereof that would have vested over the 18 months following the date of transition, and there will be no further vesting of such awards.
Provided Mr. Devgan does not resign from the Company and executes and delivers a release of claims and the Company does not terminate his employment during the term of the Transition Agreement, Mr. Devgan shall receive the following benefits pursuant to the Transition Agreement: (i) a monthly salary of $4,000 for a period of six months, commencing on the first pay date that is more than 30 days following the date that is six months after the commencement of the transition period, (ii) a lump-sum payment of 100% of his annual base salary (at the highest rate in effect during his employment with the Company) on the 30th day following the date that is six months after the commencement of the transition period, and (iii) a lump-sum payment of 125% of his annual base salary (at the highest rate in effect during his employment as with the Company) on the 30th day following the date of his termination under the Transition Agreement. The Transition Agreement also requires Mr. Devgan to comply with non-solicitation, non-competition and non-disparagement provisions in favor of the Company.
If, within three months before or 13 months after a “Change in Control” (as defined in the Devgan Employment Agreement), Mr. Devgan’s employment is terminated without “Cause” or Mr. Devgan terminates his employment in connection with a “Constructive Termination,” then, in exchange for Mr. Devgan’s execution and delivery of the Transition Agreement, (x) the payments described in clause (ii) of the paragraph above shall be 150% of his highest annual base salary instead of 100% of his highest annual base salary, (y) the payments described in clause (iii) of the paragraph above shall be 187.5% of his highest annual base salary instead of 125% of his highest annual base salary, and (z) all of Mr. Devgan’s outstanding and unvested equity compensation awards, other than LTP awards, will immediately vest in full and become exercisable. The treatment of any outstanding LTP awards upon a qualifying termination following a change in control will be governed by the applicable award agreement.

If Mr. Devgan’s employment is terminated due to his death or “Permanent Disability” (as defined in the Devgan Employment Agreement) and he or his estate executes and delivers a release of claims in the form attached to the Devgan Employment Agreement, (i) the outstanding and unvested equity compensation awards held by Mr. Devgan on the date of his termination that would have vested over the succeeding 12-month period will immediately vest and, to the extent applicable, will become exercisable and remain exercisable for a 24-month period following his termination date (but no later than the original expiration period of the applicable award) and (ii) the vesting, if any, of performance-based equity awards held by Mr. Devgan will be determined in accordance with the applicable award agreements. In addition, if Mr. Devgan’s employment terminates on account of his “Permanent Disability” and Mr. Devgan elects COBRA continuation coverage, the Company will pay Mr. Devgan’s COBRA premiums for 12 months following termination.
Lip-Bu Tan Letter Agreement
On December 15, 2021, the Company entered into a letter agreement with Mr. Tan describing the terms of his employment as Executive Chairman (the “Tan Letter Agreement”), which Tan Letter Agreement supplements the terms of Mr. Tan’s existing employment agreement with the Company (the “Tan Employment Agreement”). The Tan Letter Agreement provides for Mr. Tan to serve as Executive Chairman until such time as otherwise determined by the parties and, following such Executive Chairman service, Mr. Tan will continue to serve as a non-officer employee through March 31, 2024, performing such duties as designated by the Chief Executive Officer or the Board. The payments and benefits to which Mr. Tan is entitled under the Tan Letter Agreement during his service as Executive Chairman include: (i) an annual base salary of $600,000; and (ii) participation in the Company’s Senior Executive Bonus Plan, with an annual target bonus opportunity of 115% of annual base salary. Mr. Tan has forfeited any cash severance if terminated by the Company.
The foregoing descriptions of the Devgan Employment Agreement and the Tan Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the agreements, which are attached hereto as Exhibit 10.01 and Exhibit 10.02, respectively.
Item 8.01 Other Events.
The Company anticipates issuing LTP awards in January 2022 (the “2022 LTP Awards”) to its executive officers, including Mr. Devgan. Consistent with prior LTP awards, the 2022 LTP Awards will have a five-year performance period and be measured on absolute stock price hurdles and the Company’s relative total shareholder return.
Item 9.01. Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.01	Amended and Restated Employment Agreement, effective as of December 15, 2021, between the Company and Anirudh Devgan, Ph.D.

10.02	Executive Chairman Agreement, effective as of December 15, 2021, between the Company and Lip-Bu Tan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 17, 2021

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Alinka Flaminia
Alinka Flaminia
Senior Vice President, Chief Legal Officer & Corporate Secretary